Exhibit 99.1

PRESS RELEASE

September 14, 2004

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS DECLARATION OF

QUARTERLY CASH DIVIDEND

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (“ECB”), the parent holding company of The East Carolina Bank, announces that on September 14, 2004, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.1425 per share, payable October 11, 2004 to shareholders of record on September 28, 2004.

On an annualized basis the Corporation’s 2004 dividend of $0.57 per share represents a 14% increase over the annual dividend in 2003 of $0.50 per share.

ECB has recently been recognized by Business North Carolina as one of the top 75 publicly traded companies in North Carolina with rank determined by market value, price and earnings, revenue, net income, dividends, assets and common equity. ECB boasted an impressive total five-year return of 155%, earning a spot among the top ten companies. Of the companies named, the median total five-year return was only 29%.

Headquartered in Engelhard, NC, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new full-service branch offices in Morehead City and Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap MarketSM under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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